UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.     )

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Poseida Therapeutics, Inc.

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POSEIDA THERAPEUTICS, INC.

9390 Towne Centre Drive, Suite 200

San Diego, California 92121

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, June 16, 2022

Dear Stockholder:

This proxy statement supplement, dated May 25, 2022 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Poseida Therapeutics, Inc., a Delaware corporation (the “Company”), dated April 27, 2022 (the “Proxy Statement”), for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on June 16, 2022. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Charles M. Baum to the Board of Directors

On May 16, 2022, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of the Company, the Board of Directors appointed Charles M. Baum, M.D., Ph.D., to serve as a Class III Director until the Company’s 2023 Annual Meeting of stockholders, or until his earlier death, resignation, or removal. The Board of Directors also appointed Dr. Baum to serve as a member of the Audit Committee and the Compensation Committee of the Board of Directors.

Based upon information requested from, and provided by, Dr. Baum concerning his background, employment and affiliations, including family relationships, the Board of Directors has affirmatively determined that Dr. Baum is an “independent director” as defined under the rules and regulations of the Securities and Exchange Commission and within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board of Directors found that Dr. Baum did not have a material or other disqualifying relationship with the Company.

Charles M. Baum, M.D., Ph.D., 64. Dr. Baum has served as a member of our Board of Directors since May 2022. Dr. Baum serves as a member of the Audit Committee and the Compensation Committee of our Board of Directors. Since September 2021, Dr. Baum has served as President, Founder and Head of Research and Development of Mirati Therapeutics, Inc. Previously, Dr. Baum served as Mirati’s Chief Executive Officer from November 2012 to September 2021. Dr. Baum has also served as a member of Mirati’s board of directors since November 2012. From June 2003 to September 2012, Dr. Baum served as Senior Vice President for Biotherapeutic Clinical Research at Pfizer Inc. within Pfizer’s Worldwide Research & Development division and as Vice President and Head of Oncology Development and Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center. From 2000 to 2003, he was responsible for the development of several oncology compounds at Schering-Plough Corporation (acquired by Merck). Dr. Baum’s career has included academic and hospital positions at Stanford University and Emory University, as well as positions of increasing responsibility within the pharmaceutical industry at SyStemix, Inc. (acquired by Novartis AG), G.D. Searle & Company (acquired by Pfizer), Schering-Plough Corporation (acquired by Merck) and Pfizer. Dr. Baum has served on the board of directors of PMV

Pharmaceuticals, Inc. since April 2021, and served on the board of directors of Immunomedics, Inc. from February 2019 to October 2020 (acquired by Gilead Sciences), Array BioPharma Inc. from 2014 until July 2019 (acquired by Pfizer) and BCTG Acquisition Group from 2020 to 2021 (merged with Tango Therapeutics, Inc.). Dr. Baum received his M.D. and Ph.D. in Immunology, from Washington University School of Medicine in St. Louis, Missouri and completed his post-doctoral training at Stanford University. We believe that Dr. Baum is qualified to serve on our Board of Directors because of the perspective and executive-level experience he provides in the biotechnology industry as well as his experience serving on the board of directors of public companies.

There are no arrangements or understandings between Dr. Baum and any other persons pursuant to which he was selected as a director of the Company. There is no transaction involving Dr. Baum that requires disclosure under Item 404(a) of Regulation S-K.

Dr. Baum will receive cash and equity compensation for his service as a director of the Company pursuant to the Company’s amended and restated non-employee director compensation policy, as amended in May 2022. Dr. Baum entered into the Company’s standard form of indemnity agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-239321), filed with the Securities and Exchange Commission on June 19, 2020.

Dr. Baum does not beneficially own any shares of the Company’s common stock.

Resignation of David Hirsch from the Board of Directors

On May 16, 2022, David Hirsch, M.D., Ph.D., resigned from his position as a director of the Company, effective May 17, 2022. Dr. Hirsch’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Amendment and Restatement of Non-Employee Director Compensation Policy

The Company maintains a non-employee director compensation policy, which originally became effective in July 2020 in connection with our initial public offering, and which was subsequently amended and restated in July 2021. Following a comprehensive assessment of our non-employee director compensation program prepared by Radford, the compensation policy was amended and restated on May 24, 2022. The compensation policy, as in effect prior to the May 2022 amendment and restatement, is applicable to all of our non-employee directors and provides that each such non-employee director will receive the following compensation for service on our Board of Directors:

•	an annual cash retainer of $40,000;

•	an additional annual cash retainer of $30,000 for service as independent Chairperson of the Board of Directors;

•	an additional annual cash retainer of $20,000 for service as lead independent director;

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an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

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an additional annual cash retainer of $15,000, $10,000 and $8,000 for service as Chairperson of the Audit Committee, Chairperson of the Compensation Committee and Chairperson of the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•	prior to July 2021, an initial option grant to purchase 40,000 shares, vesting in 36 equal monthly installments;

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beginning in July 2021, an initial option grant to purchase a number of shares of our common stock equal to $550,000, divided by the Black-Scholes value of a stock option share, determined using the average daily closing sales price per share of our common stock for the 30 calendar days immediately prior to the date of grant (such Black-Scholes value, the “Average 30-Day”), with the resulting number rounded down to the nearest whole share, vesting in 36 equal monthly installments;

•	prior to July 2021, an annual option grant to purchase 20,000 shares, vesting on the earlier of (i) the one year anniversary of the date of grant and (ii) the day before the next annual meeting; and

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following July 2021, an annual option grant to purchase a number of shares of our common stock equal to $275,000, divided by the Average 30-Day, with the resulting number rounded down to the nearest whole share, vesting on the earlier of (i) the one year anniversary of the date of grant and (ii) the day before the next annual meeting.

Following the May 2022 amendment and restatement, the compensation policy provides that each non-employee director will receive the following equity compensation for service on our Board of Directors:

•

an initial option grant and an initial RSU grant (collectively, the “Initial Grant”) with an aggregate grant date fair value of the initial option and initial RSU of $550,000 (the “Initial Grant Maximum Value”), as follows:

○

An initial option grant to purchase a number of shares of our common stock equal to 50% of the Initial Grant Maximum Value, divided by the Average 30-Day, with the resulting number rounded down to the nearest whole share, vesting in 36 equal monthly installments, subject to continuous services through the applicable vesting date.

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An initial RSU grant with an aggregate grant date fair value, as calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), that is equal to 50% of the Initial Grant Maximum Value, with the resulting number rounded down to the nearest whole share, vesting in three successive equal annual installments, subject to continuous services through the applicable vesting date.

Notwithstanding the foregoing, the Board of Directors or the Compensation Committee of the Board of Directors may act prior to the grant date of the Initial Grant to: (i) make an Initial Grant with an aggregate grant date fair value that is less than the Initial Grant Maximum Value, (ii) determine to grant an Initial Grant consisting of a varying percentage of nonstatutory stock options and/or RSUs (including up to 100% nonstatutory stock options or 100% RSUs), and/or (iii) determine to use a methodology other than the Average 30-Day or FASB ASC Topic 718 to calculate the shares subject to the initial option grant and/or initial RSU grant, as applicable, provided that the aggregate grant date fair value of the Initial Grant, as calculated in accordance with FASB ASC Topic 718, may not exceed the Initial Grant Maximum Value.

•

an annual option grant and an annual RSU grant (the “Annual Grant”) with an aggregate grant date fair value of the annual option grant and annual RSU grant of $275,000 (the “Annual Grant Maximum Value”), as follows:

○

An annual option grant to purchase a number of shares of our common stock equal to 50% of the Annual Grant Maximum Value, divided by the Average 30-Day, with the resulting number rounded down to the nearest whole share, vesting on the earlier of (i) the one year anniversary of the date of grant, and (ii) the day before the next annual meeting, subject to continuous services through the applicable vesting date.

○

An annual RSU grant with an aggregate grant date fair value, as calculated in accordance with FASB ASC Topic 718, that is equal to 50% of the Annual Grant Maximum Value, with the resulting number rounded down to the nearest whole share, vesting on the earlier of (i) the one year anniversary of the date of grant, and (ii) the day before the next annual meeting, subject to continuous services through the applicable vesting date.

Notwithstanding the foregoing, the Board of Directors or the Compensation Committee of the Board of Directors may act prior to the grant date of the Annual Grant to: (i) make an Annual Grant with an aggregate grant date fair value that is less than the Annual Grant Maximum Value, (ii) determine to grant an Annual Grant consisting of a varying percentage of nonstatutory stock options and/or RSUs (including up to 100% nonstatutory stock options or 100% RSUs), and/or (iii) determine to use a methodology other than the Average 30-Day or FASB ASC Topic 718 to calculate the shares subject to the annual option grant and/or annual RSU grant, as applicable, provided that the aggregate total grant date fair value of the Annual Grant, as calculated in accordance with FASB ASC Topic 718, may not exceed the Annual Grant Maximum Value.

Each of the equity awards described above will be granted under our 2020 Plan. Each equity award will vest in full upon a change in control. The term of each option will be ten years, subject to earlier termination as provided in the 2020 Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination.

Voting Matters

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which proposals are described in the Proxy Statement, and there are no changes to the proxy card that you requested or that we elected to deliver.

If you have already voted by returning a completed proxy card via mail, by telephone or through the internet, then you do not need to take any action unless you wish to change your vote. If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. Important information regarding how to vote your shares of common stock and how to revoke or change a proxy already given is described in the Proxy Statement under the section titled “Questions and Answers About These Proxy Materials and Voting—Can I change my vote after submitting my proxy?” Shares of common stock represented by valid proxies already returned by stockholders via mail, telephone or internet will be voted at the Annual Meeting in the manner indicated unless revoked or changed as provided in the Proxy Statement.

You are urged to read the Proxy Statement and this Supplement carefully in deciding how to vote. As a stockholder, your vote is very important and the Company encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of the Company’s common stock that you own.